Report of Independent Registered Public Accounting Firm


To the Shareholders and Board of Trustees of MFS Global Real Estate Fund

In planning and performing our audit of the financial statements of MFS Glob al Real Estate Fund (the Fund) as of and for the period ended February 28, 2011, in accordance with the standards of the Public Company Accounting Oversight B oard (United States), we considered the Funds internal control over financial reporting, including controls over safeguarding securities, as a basis for d esigning our auditing procedures for the purpose of expressing our opinion on th e financial statements and to comply with the requirements of Form N-SAR, but no t for the purpose of expressing an opinion on the effectiveness of the Funds in ternal control over financial reporting. Accordingly, we express no such opinion
..

The management of the Fund is responsible for establishing and maintaining effe ctive internal control over financial reporting. In fulfilling this responsibili ty, estimates and judgments by management are required to assess the expected be nefits and related costs of controls. A companys internal control over financia l reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statemen ts for external purposes in accordance with generally accepted accounting princi ples. A companys internal control over financial reporting includes those polici es and procedures that (1) pertain to the maintenance of records that, in reason able detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions ar e recorded as necessary to permit preparation of financial statements in accor dance with generally accepted accounting principles, and that receipts and expen ditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance re garding prevention or timely detection of unauthorized acquisition, use or dispo sition of a companys assets that could have a material effect on the financial s tatements.

Because of its inherent limitations, internal control over financial reporting m ay not prevent or detect misstatements. Also, projections of any evaluation of e ffectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance wi th the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatement s on a timely basis. A material weakness is a deficiency, or a combination of de ficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the companys annual or in terim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily d isclose all deficiencies in internal control that might be material weaknesses u nder standards established by the Public Company Accounting Oversight Board (Uni ted States). However, we noted no deficiencies in the Funds internal control ove r financial reporting and its operation, including controls over safeguarding se curities that we consider to be a material weakness as defined above as of Febru ary 28, 2011.

This report is intended solely for the information and use of management and the Board of Trustees of MFS Global Real Estate Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Ernst & Young LLP

April 15, 2011
Boston, Massachusetts